Exhibit 99.1

Spartan Motors Delivers Strong Second Quarter 2018 Results

EPS up 267% to $0.11, Adjusted EPS up 71% to $0.12

Maintaining 2018 Guidance

CHARLOTTE, Mich., August 2, 2018 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), a global leader in specialty chassis and vehicle design, manufacturing and assembly, today reported operating results for the second quarter ending June 30, 2018.

Second Quarter 2018 Highlights

For the second quarter of 2018 compared to the second quarter of 2017:

●	Sales increased $14.3 million, or 8.4%, to $184.0 million, from $169.7 million.
●

Gross profit margin improved 280 basis points to 14.3% of sales, from 11.5% of sales. Commodity cost increases in 2018 resulted in a $1.0 million reduction to gross profit, primarily in Fleet Vehicles and Services, offset by operational and organizational improvements.

●	Net income improved $2.6 million, or 232.7%, to $3.7 million, or $0.11 per share, from $1.1 million, or $0.03 per share.
●	Adjusted EBITDA increased 79.6% to $8.9 million, or 4.8% of sales, from $4.9 million, or 2.9% of sales.
●	Adjusted net income improved $1.9 million, or 82.6%, to $4.3 million, or $0.12 per share, from $2.4 million, or $0.07 per share.
●	Backlog increased $151.3 million to $524.1 million at June 30, 2018, from $372.8 million at June 30, 2017.

Notes: As of January 1, 2018, the Company has adopted the new Revenue Recognition Standard ("ASC 606") using the modified retrospective transition method. The adoption of ASC 606 increased second quarter reported consolidated sales and net income by $5.7 million and $0.5 million, respectively, and reduced reported consolidated backlog by $37.1 million. For more details regarding ASC 606 and its impact on the Company's financial results, see the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2018.

“Spartan’s second quarter results underscore our team’s exceptional performance in the face of challenging conditions that are impacting the entire industry,” said Daryl Adams, President and Chief Executive Officer. “Our team’s continued focus on Spartan’s core markets and their unwavering commitment to maximizing operational and organizational efficiencies, despite escalating commodity costs, have been essential in achieving our profitable growth this quarter.”

Fleet Vehicles and Services (FVS)

FVS segment sales increased $24.9 million, or 46.5%, to $78.4 million from $53.5 million. The revenue increase was primarily due to higher truck body, Reach® vehicle, and upfit center volumes. The adoption of ASC 606 reduced reported segment sales by $1.8 million.

Spartan Motors, Inc.

Adjusted EBITDA increased $2.2 million to $8.4 million, or 10.7% of sales, from $6.2 million, or 11.5% of sales, a year ago. The adjusted EBITDA increase is primarily due to volume and favorable sales mix, partially reduced by start-up costs associated with the new United States Postal Service (USPS) truck body plant in Ephrata, Pennsylvania. The decrease in adjusted EBITDA as a percentage of sales was primarily due to $1.0 million of higher commodity costs and $0.5 million in USPS start-up costs. The adoption of ASC 606 reduced reported segment adjusted EBITDA by $0.6 million.

The segment backlog at June 30, 2018, totaled $313.4 million, up 138.7%, compared to $131.3 million at June 30, 2017 due to the previously announced multi-year contract with the USPS. The adoption of ASC 606 reduced reported segment backlog by $8.4 million.

Emergency Response (ER)

ER segment sales decreased $21.2 million to $59.6 million, or 26.2%, from $80.8 million. Included in the prior year sales is $8.3 million of revenue that resulted from the timing of revenue related to the Smeal acquisition. Excluding these sales, revenue decreased $12.9 million, or 17.8%, over the prior year, reflecting primarily lower volume and unfavorable sales mix. The adoption of ASC 606 increased reported segment sales by $7.5 million.

Adjusted EBITDA improved $0.9 million to a profit of $0.2 million, or 0.3% of sales, from a loss of $0.7 million a year ago. The improvement was primarily the result of pricing and operational and organizational improvements, partially reduced by lower volume. The adoption of ASC 606 increased reported segment adjusted EBITDA by $1.3 million.

The segment backlog at June 30, 2018 totaled $175.6 million, down 18.2%, compared to $214.8 million at June 30, 2017. The adoption of ASC 606 reduced reported segment backlog by $28.7 million.

Specialty Chassis and Vehicles (SCV)

SCV segment sales increased 32.7% to $47.5 million from $35.8 million a year ago. Revenues were driven mainly by a $9.0 million increase in luxury motor coach chassis sales, due to increased unit volume driven by market share gains and continued strong industry demand.

Adjusted EBITDA increased $1.6 million to $4.4 million, or 9.2% of sales, from $2.8 million, or 7.7% of sales, a year ago, mainly due to the strong momentum in luxury motor coach chassis.

The segment backlog at June 30, 2018, totaled $35.1 million, up 31.5%, compared to $26.7 million at June 30, 2017.

Second Half 2018 Outlook

“The Company’s first-half performance reflects solid topline growth and an acceleration in profitability, despite inflationary commodity costs,” said Matt Long, Interim Chief Financial Officer of Spartan Motors. “Our commitment and ability to achieve profitable growth continues to reflect operational and organizational improvements across all production facilities.

“Although we expect to see stronger year-over-year revenue growth in the second half of 2018, driven primarily by last-mile delivery vehicle orders, which include USPS truck body, Reach® and walk-in vans, we do foresee continued headwinds from rising commodity costs.”

As such, the Company is maintaining its previous guidance for 2018 as follows:

●	Revenue to be in the range of $790.0 - $815.0 million
●	Net income of $20.2 - $22.4 million
●	Adjusted EBITDA of $39.0 - $42.0 million
●	Effective tax rate of approximately 23%
●	Earnings per share of $0.58 - $0.64, assuming approximately 35.3 million shares outstanding
●	Adjusted earnings per share of $0.60 - $0.66

“We drove growth in the second quarter through our investment in continued operational and organizational efficiencies at our existing facilities, and a sharp focus on our key product offerings, further affirming that our strategy is yielding strong returns,” concluded Adams. “These results inspire additional confidence as we work hard to mitigate the effect of commodity cost increases expected in the back half of 2018. Fueled by these recent successes, and further building on the momentum of this year, our team will continue to drive meaningful, positive results for the Company and its shareholders.”

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. EDT today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.spartanmotors.com/webcasts

Conference Call: 1-844-868-8845 (domestic) or 412-317-6591 (international); passcode: 10122065

For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light/medium duty truck) markets. The Company's brand names — Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, Smeal and its family of brands, including Ladder Tower™ and UST®; and Utilimaster®, a Spartan Motors Company — are known for quality, durability, performance, customer service and Second-to-market innovation. The Company employs approximately 2,300 associates, and operates facilities in Michigan, Indiana, Pennsylvania, Missouri, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $707 million in 2017. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Juris Pagrabs Group Treasurer & IR Spartan Motors, Inc. (517) 997-3862

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	June 30, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$21,664	$33,523
Accounts receivable, less allowance of $141 and $139	92,556	83,147
Contract assets	46,418	-
Inventories	64,613	77,692
Other current assets	4,441	4,425
Total current assets	229,692	198,787

Property, plant and equipment, net	54,630	55,177
Goodwill	27,417	27,417
Intangible assets, net	9,019	9,427
Other assets	2,614	3,072
Net deferred tax asset	6,312	7,284
TOTAL ASSETS	$329,684	$301,164

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$78,574	$40,643
Accrued warranty	16,194	18,268
Accrued compensation and related taxes	10,800	13,264
Deposits from customers	15,067	25,422
Other current liabilities and accrued expenses	8,680	12,071
Current portion of long-term debt	57	64
Total current liabilities	129,372	109,732

Other non-current liabilities	4,782	5,238
Long-term debt, less current portion	17,896	17,925
Total liabilities	152,050	132,895
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 80,000 shares authorized; 35,194 and 35,097 outstanding	352	351
Additional paid in capital	79,239	79,721
Retained earnings	98,701	88,855
Total Spartan Motors, Inc. shareholders’ equity	178,292	168,927
Non-controlling interest	(658)	(658)
Total shareholders’ equity	177,634	168,269
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$329,684	$301,164

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Sales	$183,981	$169,739	$357,019	$336,814
Cost of products sold	157,612	150,232	308,492	300,763
Restructuring charges	-	6	-	156
Gross profit	26,369	19,501	48,527	35,895

Operating expenses:
Research and development	1,817	1,524	3,205	3,666
Selling, general and administrative	19,040	16,503	36,911	31,104
Restructuring charges	797	319	817	812
Total operating expenses	21,654	18,346	40,933	35,582

Operating income	4,715	1,155	7,594	313

Other income (expense):
Interest expense	(270)	(129)	(592)	(393)
Interest and other income	832	190	2,425	280
Total other income (expense)	562	61	1,833	(113)

Income before taxes	5,277	1,216	9,427	200

Taxes	1,537	92	1,490	175

Net Income	3,740	1,124	7,937	25

Less: net loss attributable to non-controlling interest	-	-	-	(1)

Net income attributable to Spartan Motors Inc.	$3,740	$1,124	$7,937	$26

Basic net earnings per share	$0.11	$0.03	$0.23	$0.00

Diluted net earnings per share	$0.11	$0.03	$0.23	$0.00

Basic weighted average common shares outstanding	35,260	35,127	35,177	34,768

Diluted weighted average common shares outstanding	35,260	35,127	35,177	34,768

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended June 30, 2018 (in thousands of dollars)

	Business Segments
	Fleet Vehicles and Services	Emergency Response	Specialty Chassis and Vehicles	Other	Consolidated
Fleet vehicle sales	$53,107	$-	$1,528	$(1,528)	$53,107
Emergency response vehicle sales	-	56,935	-	-	56,935
Motorhome chassis sales	-	-	37,184	-	37,184
Other specialty chassis and vehicles	-	-	5,748	-	5,748
Aftermarket parts and assemblies	25,308	2,680	3,019	-	31,007
Total sales	$78,415	$59,615	$47,479	$(1,528)	$183,981

Adjusted EBITDA	$8,374	$193	$4,391	$(4,073)	$8,885

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended June 30, 2017 (in thousands of dollars)

	Business Segments
	Fleet Vehicles and Services	Emergency Response	Specialty Chassis and Vehicles	Other	Consolidated
Fleet vehicle sales	$44,186	$-	$427	$(427)	$44,186
Emergency response vehicle sales	-	78,757	-	-	78,757
Motorhome chassis sales	-	-	28,162	-	28,162
Other specialty chassis and vehicles	-	-	4,193	-	4,193
Aftermarket parts and assemblies	9,344	2,091	3,006	-	14,441
Total sales	$53,530	$80,848	$35,788	$(427)	$169,739

Adjusted EBITDA	$6,174	$(652)	$2,765	$(3,339)	$4,948

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Period End Backlog (amounts in thousands of dollars)
	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017
Fleet Vehicles and Services*	$313,374	$335,325	$267,698	$292,540	$131,280

Emergency Response Vehicles*	175,603	189,627	233,583	213,334	214,794

Motorhome Chassis *	33,511	28,463	33,191	31,179	25,823
Other Vehicles	-	36	-	-	-
Aftermarket Parts and Assemblies	1,612	1,164	615	694	892
Total Specialty Chassis and Vehicles	35,123	29,663	33,806	31,873	26,715

Total Backlog	$524,100	$554,615	$535,087	$537,747	$372,789

* Anticipated time to fill backlog orders at June 30, 2018; 12 months or less for emergency response vehicles; 3 months or less for motorhome chassis; 10 months or less for fleet vehicles and services; and 1 month or less for other products.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted net income, adjusted earnings per share, forecasted adjusted EBITDA, and forecasted adjusted earnings per share, which are all non-GAAP financial measures. These non-GAAP measures are calculated by excluding items that we believe to be infrequent or not indicative of our continuing operating performance. For the periods covered by this release such items include expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our operations, various items related to business acquisition and strategic planning activities, and the impact that our deferred tax asset valuation allowance that we recorded in 2015 has had on our tax expense and net income in 2017.

We present the non-GAAP measures adjusted EBITDA, adjusted net income and adjusted earnings per share because we consider them to be important supplemental measures of our performance. The presentation of adjusted EBITDA enables investors to better understand our operations by removing items that we believe are not representative of our continuing operations and may distort our longer term operating trends. The presentation of adjusted net income and adjusted earnings per share enables investors to better understand our operations by removing the impact of tax adjustments, including the impact that our deferred tax asset valuation allowance that we recorded in 2015 has had on our tax expense and net income in 2017, and other items that we believe are not indicative of our longer term operating trends. We believe these measures to be useful to improve the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not indicative of our continuing operating performance. We believe that presenting these non-GAAP measures is useful to investors because it permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our historical performance. We believe that the presentation of these non-GAAP measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting our business than could be obtained in the absence of these disclosures.

Our management uses adjusted EBITDA to evaluate the performance of and allocate resources to our segments. In addition, non-GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, and comparing our financial performance with our peers. Adjusted EBITDA is also used, along with other financial and non-financial measures, for purposes of determining annual and long-term incentive compensation for our management team.

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
Spartan Motors, Inc.	2018	2017
Net income attributable to Spartan Motors, Inc.	$3,740	$1,124
Add (subtract):
Restructuring charges	797	325
Impact of acquisition on timing of chassis revenue recognition	-	853
Impact of acquisition adjustments for net working capital and contingent liability	(693)	-
Acquisition related expenses	373	60
Recall expense	(443)	-
Long-term strategic planning expenses	718	-
Tax effect of adjustments	(178)	-
Adjusted net income attributable to Spartan Motors, Inc.	$4,314	$2,362

Net income attributable to Spartan Motors, Inc.	$3,740	$1,124
Add (subtract):
Depreciation and amortization	2,586	2,365
Taxes on income	1,537	92
Interest expense	270	129
EBITDA	$8,133	$3,710

Add (subtract):
Restructuring charges	797	325
Impact of acquisition on timing of chassis revenue recognition	-	853
Impact of acquisition adjustments for net working capital and contingent liability	(693)	-
Acquisition related expenses	373	60
Recall expense	(443)	-
Long-term strategic planning expenses	718	-
Adjusted EBITDA	$8,885	$4,948

Diluted net earnings per share	$0.11	$0.03
Add (subtract):
Restructuring charges	0.02	0.01
Impact of acquisition on timing of chassis revenue recognition	-	0.03
Impact of acquisition adjustments for net working capital and contingent liability	(0.02)	-
Acquisition related expenses	0.01	-
Recall expense	(0.01)	-
Long-term strategic planning expenses	0.02	-
Tax effect of adjustments	(0.01)	-
Adjusted diluted net earnings per share	$0.12	$0.07

Financial Summary (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2018	2017

Total segment adjusted EBITDA	$12,958	$8,287
Add (subtract):
Interest expense	(270)	(129)
Depreciation and amortization expense	(2,586)	(2,365)
Restructuring expense	(797)	(325)
Acquisition expense	(373)	(60)
Recall expense	443	-
Long-term strategic planning expenses	718	-
Impact of acquisition on timing of chassis revenue recognition	-	(853)
Impact of acquisition adjustments for net working capital and contingent liability	693	-
Unallocated corporate expenses	(4,073)	(3,339)
Consolidated income before taxes	$5,277	$1,216

Fleet Vehicles and Services Segment (Non-GAAP)
(In thousands, unaudited)

	Three Months Ended June 30,
	2018	% of sales	2017	% of sales
Net income	$7,667	9.8%	$4,968	9.3%
Add (subtract):
Depreciation and amortization	570		887
Taxes on income	-		-
Interest expense	137		12
Earnings before interest, taxes, depreciation and amortization	$8,374	10.7%	$5,867	11.0%

Earnings before interest, taxes, depreciation and amortization	$8,374	10.7%	$5,867	11.0%
Restructuring	-		307
Adjusted earnings before interest, taxes, depreciation and amortization	$8,374	10.7%	$6,174	11.5%

Emergency Response Segment (Non-GAAP)
(In thousands, unaudited)

	Three Months Ended June 30,
	2018	% of sales	2017	% of sales
Net income (loss)	$1,879	3.2%	$(2,100)	(2.6%	)
Add (subtract):
Depreciation and amortization	628		584
Taxes on income	-		-
Interest expense	-		-
Earnings before interest, taxes, depreciation and amortization	$2,507	4.2%	$(1,516)	(1.9%	)

Earnings before interest, taxes, depreciation and amortization	$2,507	4.2%	$(1,516)	(1.9%	)
Restructuring	322		10
Recall expense	(443)		-
Impact of acquisition on timing of chassis revenue recognition	-		854
Impact of acquisition adjustments for net working capital and contingent liability	(2,193)		-
Adjusted earnings before interest, taxes, depreciation and amortization	$193	0.3%	$(652)	(0.8%	)

Specialty Chassis and Vehicles Segment (Non-GAAP)
(In thousands, unaudited)

	Three Months Ended June 30,
	2018	% of sales	2017	% of sales
Net income	$4,022	8.5%	$2,502	7.0%
Add (subtract):
Depreciation and amortization	369		263
Taxes on income	-		-
Interest expense	-		-
Earnings before interest, taxes, depreciation and amortization	$4,391	9.2%	$2,765	7.7%

Earnings before interest, taxes, depreciation and amortization	$4,391	9.2%	$2,765	7.7%
Restructuring	-		-
Adjusted earnings before interest, taxes, depreciation and amortization	$4,391	9.2%	$2,765	7.7%

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Forecast Year Ending December 31, 2018
	Low	Mid	High
Net income attributable to Spartan Motors, Inc.	$20,242	$21,303	$22,363
Add:
Depreciation and amortization	11,297	11,297	11,297
Interest expense	727	755	783
Taxes	5,909	6,320	6,732
EBITDA	38,175	39,675	41,175

Add:
Restructuring charges	825	825	825
Adjusted EBITDA	$39,000	$40,500	$42,000

Earnings per share	$0.58	$0.61	$0.64
Add:
Restructuring charges	0.02	0.02	0.02
Less tax effect of adjustments	-	-	-
Adjusted earnings per share	$0.60	$0.63	$0.66